Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Wecast Network, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-205042) on Form S-3/A of Wecast Network, Inc. (formerly known as You on Demand Holdings, Inc.) of our report dated March 31, 2017, with respect to the consolidated balance sheets of Wecast Network, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of Wecast Network, Inc.

Our report dated March 31, 2017 contains an explanatory paragraph that states that Wecast Network, Inc. incurred recurring losses from operations, has net current liabilities and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG Huazhen LLP

Beijing, China

March 31, 2017